Exhibit 7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 22 to the Registration Statement File No. 333-56969 on Form S-6 (the “Registration Statement”) of (1) our report dated April 24, 2012, relating to the financial statements of the Subaccounts of MONY America Variable Account L of MONY Life Insurance Company of America and (2) our report dated March 8, 2012, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings “Independent registered public accounting firm” and “Financial statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 24, 2012